Exhibit 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Vice President (510) 668-7000	For Release 8:00 a.m. EDT September 19, 2003

Exar Corporation Updates Quarter Guidance

Fremont, California, September 19, 2003 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today announced its intent to write down impaired assets in the September 2003 quarter. The Company also updated its prior guidance for its financial results (excluding such charges) for the second fiscal quarter ending September 30, 2003.

Business Outlook

For the second fiscal quarter ending September 30, 2003, Exar projects revenue to be flat with the prior quarter at approximately $16 million which would represent a three percent growth in product revenue. Excluding the impairment charges, the Company projects EPS to be between $0.03 and $0.041 per diluted share for the second fiscal quarter. Including the charges, Exar expects an EPS loss of $(0.11) to $(0.12) per basic share.

Exar expects to announce its fiscal 2004 second quarter results on or around October 15, 2003.

Asset Impairment

Following review of its strategic investments, Exar intends to recognize an impairment charge of approximately $6 million, thereby reducing its other long-term investments from $8.8 million as of June 30, 2003 to $2.8 million as of September 30, 2003, against the Company’s current carrying value for such strategic investments. Of this total charge, $5 million is related to the Company’s remaining equity investment in a private, development-stage company and the balance is related to a venture fund investment. The Company expects to take the charge against its earnings in the three months ending September 30, 2003.

[1]	See Exhibit A which provides a reconciliation between the projected GAAP EPS loss and the projected Non-GAAP EPS as required by Regulation G.

Regulatory Compliance

Exar adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors and analysts with guidance each quarter in its earnings news release and its conference calls. Exar will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be.

Safe Harbor Statement

In addition to the Company’s statements about its future financial performance, this release contains forward-looking statements that involve risks and uncertainties, including global economic and industry conditions, such as the level of capital spending, specifically in the telecommunications, data communications and video and imaging markets; possible disruption in commercial activities as a consequence of terrorist activity, armed conflict or health issues, such as, SARs; eroding interests rates impacting the Company’s Other Income; distributor inventory levels and the rate at which these inventory levels decline; successful development, market acceptance and demand for the Company’s products; competitive factors, such as pricing or competing solutions; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the annual report on Form 10-K for the year ended March 31, 2003, and Form 10-Q for the quarter ended June 30, 2003.

About Exar

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog expertise, system-level knowledge and standard CMOS process technologies, Exar provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters (UARTs) are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company designs, develops and markets IC products that address select applications for the video and imaging markets. The Company is based in Fremont, CA, had fiscal 2003 revenues of $67.0 million, and employs approximately 268 people worldwide. For more information about Exar, visit www.exar.com.

EXHIBIT A

EXAR CORPORATION AND SUBSIDIARIES

RECONCILIATION OF PROJECTED GAAP EPS LOSS TO PROJECTED NON-GAAP EPS

(Unaudited)

THREE MONTHS ENDING SEPTEMBER 30, 2003

Projected GAAP EPS loss per basic share	$(0.12) - $(0.11)

Effect of asset impairment charges	$(0.15) - $(0.15)

Projected Non-GAAP EPS per share	$0.03 - $0.04